Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
Ed Mattix	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2467	+1 303 397 2969
ed.mattix@ihs.com	andy.schulz@ihs.com

IHS Announces Planned CEO Succession

•	Names Scott Key to President and Chief Executive Officer position

•	Names Jerre Stead Executive Chairman of the Board

ENGLEWOOD, Colo. (April 10, 2013) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, today announced its long-term planned management succession, with current President and Chief Operating Officer Scott Key assuming the role of President and Chief Executive Officer, effective June 1, 2013. Jerre Stead, current Chairman and Chief Executive Officer, will become Executive Chairman, also effective on June 1, 2013. C. Michael Armstrong will continue in his position as Lead Independent Director of the IHS board of directors.
“From the beginning, I have said that I would not transition until we had in place the people, products, platforms and processes to continue the profitable growth of this company well into the future,” said IHS Chairman and CEO Jerre Stead. “With the near completion of our major infrastructure initiatives, Vanguard, Sales Force Automation, Centers of Excellence and others, we now have in place a global, scalable foundation. In addition, we have assembled what I believe is one of the best leadership teams in business, who will remain focused on executing the strategies that have been fundamental to our success over the past several years. We now have all of the pieces in place and Scott Key is the perfect leader to drive long-term sustainable profitable growth well into the future.”

“Succession planning is an essential component of any leading company and today's announcement of Scott Key as the next CEO of IHS marks the completion of a multi-year process,” said C. Michael Armstrong, IHS lead independent director. “The Board believes that Scott has demonstrated the leadership skills to ensure the long-term growth and stability of the company. IHS stakeholders will continue to be well served with Jerre and Scott in their new leadership roles.”

Scott Key has served as President and Chief Operating Officer of IHS since January 2011. Key joined IHS in 2003 to lead strategy, marketing, product and software development teams for the IHS energy business and has led transformation and growth across IHS operations. He has been based in a number of U.S. and international IHS locations in his 10 years with the company. Key led corporate marketing and strategic planning through the successful initial public offering of the company and has been directly involved with acquisition and integration of the full range of assets acquired during his tenure with the company as well as successfully leading some of the largest acquisitions. Key also has held leadership positions that span each of the company's information and insight assets, and has formed the workflow and industry teams that are the foundation of current commercial activities and operations. Key also currently serves as a member of the Board of Harte Hanks (NYSE: HHS).

Prior to joining IHS in 2003, Key served as a senior executive in energy technology and services, and from 1987 to 2000 served in a range of international and domestic energy research, technology and leadership roles for Phillips Petroleum and Arco/Vastar Resources. Key holds Bachelor of Science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master's degree in geophysics from the University of Wyoming.

“I am honored to be entrusted by the board with the CEO leadership of this great company,” Key said. “I am grateful to Jerre Stead for his partnership and mentorship over many years as we drove strong shareholder value while investing at the highest levels in our history to support a future of long-term sustainable profitable growth. Under Jerre's leadership, IHS was transformed from a company of great assets and potential into a company that is defining the information age; driving the convergence of critical information with technology and deep expertise oriented around the customer. His focus has driven a culture dedicated to understanding and delighting customers, building colleague engagement at every level, while establishing a robust track record of financial performance, strong strategic vision and a clear roadmap for the future. I look forward to continuing our focus on and partnership with customers and colleagues. I will continue to lead IHS based on a firm commitment to the well-established values, vision and a profitable growth roadmap that are the foundation of our continued and future success.”

As previously announced, IHS will hold its Annual Investor Day today at 12:00 p.m. EDT. The event will be simultaneously webcast and related presentation materials can be found on the company's website at http://investor.ihs.com.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs 6,700 people in 31 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2013 IHS Inc. All rights reserved.

IHS Forward-Looking Statements:
This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties-many of which are difficult to predict and generally beyond the control of IHS-that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

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